SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2007

Health Enhancement Products, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7740 East Evans Rd., Suite A100, Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(480) 385-3800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 3.02.

Unregistered Sales of Equity Securities

The Company has sold, for aggregate consideration of $625,000, (i) Convertible Notes in the aggregate principal amount of $625,000 and (ii) Warrants to purchase an aggregate of 1,250,000 shares of its common stock, .001 par value (“common stock”).  The Convertible Notes are convertible into common stock at a rate equal to the lesser of (i) $.50 per share and (ii) the Market Price (but not less than $.25 per share).  “Market Price” means the average closing price of the Common Stock over the twenty (20) trading days preceding the conversion date, as reported on the NASD’s OTC Bulletin Board, or such other exchange or quotation medium on which the Common Stock is then traded or quoted.  The Warrants have an exercise price of $.50 per share and a term of three years.  In addition, the Company issued 1,250,000 shares of its common stock, upon exercise of an outstanding warrant, at an exercise price of $.10 per share (for aggregate gross proceeds of $125,000).  Thus, the Company, as of the date hereof, has raised an aggregate of $750,000.  The Company will issue, as a finders’ fee in connection with the convertible notes, warrants to purchase 60,000 shares, at an exercise price of $.50 per share, for a term of three years.

The Company believes that the foregoing transactions were exempt from the registration requirements under the Securities Act of 1933, as amended (“the Act”), based on the following facts: there was no general solicitation, there was a limited number of purchasers, each of whom was  an “accredited investor” (within the meaning of Regulation D under the Securities Act of 1933, as amended) and was sophisticated about business and financial matters, and all shares issued were subject to restriction on transfer, so as to take reasonable steps to assure that the purchaser was not an underwriter within the meaning of Section 2(11) under the Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2007	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/Thomas D. Ingolia
Thomas D. Ingolia , Chief Executive Officer

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